Exhibit 99.1

NEWS RELEASE

CONTACT:	Brian J. Begley
Vice President - Investor Relations
Atlas Resource Partners, L.P.
(877) 280-2857
(215) 405-2718 (fax)

ATLAS RESOURCE PARTNERS, L.P. REPORTS OPERATING AND FINANCIAL RESULTS FOR THE FIRST QUARTER 2012

•	Atlas Resource Partners (ARP) acquired the exploration and production business from Atlas Energy in March 2012

•	Acquired 277 Bcfe of proved reserves in the Barnett Shale for $190 million, expanding its net reserves over 160% to approximately 450 Bcfe

•	Announced a joint venture with Equal Energy to develop 14,500 acres in the core of the Mississippi Lime play in Oklahoma, increasing ARP’s oil & liquids exposure

•	Average net daily production increased to 39.4 Mmcfe/d, approximately 12% higher than the fourth quarter 2011

•	Borrowing base increased to $250 million in conjunction with the Barnett Shale acquisition; $17 million drawn at period end

Philadelphia, PA - May 7, 2012 - Atlas Resource Partners, L.P. (NYSE: ARP) (“Atlas Resource” or “ARP”) today reported operating and financial results for the first quarter 2012.

First Quarter 2012 Highlights & Results

•	In March 2012, ARP acquired the exploration and production business from Atlas Energy, L.P. (NYSE: ATLS), the owner of ARP’s general partner and an approximate 64% limited partner interest in ARP.

•	Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $13.5 million(1), or $0.50 per common unit, for the full first quarter 2012;

•	Distributable cash flow, a non-GAAP measure, of $3.8 million, or $0.14 per common unit(1) for the period from March 5, 2012, the effective date of the spinoff from ATLS, to March 31, 2012;

•	ARP declared a pro-rated cash distribution of $0.12 per limited partner unit for the partial first quarter 2012. Coverage on the first quarter 2012 distribution was 1.2x; and,

•

On a GAAP basis, net loss was $6.2 million for the first quarter 2012. The loss for the first quarter 2012 included a non-cash asset impairment of approximately $7 million related to a legacy contract initiated prior to the acquisition from Chevron Corp., and subject to immediate writeoff. Please see the reconciliation of GAAP net loss to adjusted EBITDA in the financial tables of this release for further information.

(1)	A reconciliation of GAAP net loss to adjusted EBITDA and distributable cash flow is provided in the financial tables of this release.

*    *    *

Recent Events

Barnett Shale Acquisition

On April 30, 2012, ARP acquired approximately 277 Bcfe of proved reserves, including undeveloped drilling locations, in the Barnett Shale in Texas from Carrizo Oil & Gas, Inc. (NASD: CRZO) for approximately $190 million, or $0.69 per mcfe. The acquisition of the Barnett Shale position increased ARP’s net proved reserves by over 160% to approximately 450 billion cubic feet equivalents (“Bcfe”). This transaction is expected to be immediately accretive to ARP’s adjusted EBITDA and distributable cash flow. ARP hedged approximately 100% of its acquired production through June 2013, using a combination of swap and put option contracts. Additionally, ARP hedged approximately 80% of its acquired production in the Barnett Shale for a substantial amount thereafter. The transaction was funded by a private placement of equity of approximately $120 million and approximately $70 million borrowed against ARP’s revolving credit facility. Concurrent with the closing of the transaction, ARP expanded the capacity on its revolving credit line to a borrowing base of approximately $250 million from $138 million.

Mississippi Lime Joint Venture

On April 17, 2012, ARP acquired a 50% interest in approximately 14,500 net undeveloped acres in the core of the oil & liquids rich Mississippi Lime play in northwestern Oklahoma from subsidiaries of Equal Energy, Ltd. (“Equal”) (NYSE: EQU; TSX: EQU) for approximately $18 million, which was funded through borrowings under ARP’s revolving credit facility. The acreage position is located in Alfalfa, Garfield and Grant Counties, Oklahoma and is almost entirely held by Equal’s existing production from the Hunton formation. ARP and Equal also entered into a participation and development agreement, whereby ARP and Equal will drill continuously with one rig in the Mississippi Lime for the first 18 months following the transaction’s closing. ARP will operate the drilling and completion activities, and Equal will undertake production operations, including water disposal. ARP also has the option to drill an additional four net wells to its account in the 12 months following closing. After the initial 18 months, additional rigs may be added. Each party can contribute acreage to the venture through the establishment of an area of mutual interest closely surrounding Equal’s existing acreage position.

E&P Operations & Investment Partnership Business

•

Average net daily production for the first quarter 2012 was 39.4 million cubic feet equivalents per day (“Mmcfed”), an increase of approximately 4.2 Mmcfed, or 12%, compared with the fourth quarter 2011. The increase was primarily due to additional Marcellus Shale wells connected in southwestern Pennsylvania during the quarter.

•

Drilled 60 net wells within ARP’s investment partnerships during the first quarter 2012 compared with 20 net wells for the prior year comparable period, a 300% increase. At March 31, 2012, ARP had $28.0 million of funds raised from its investment partnerships that had not been applied to the completion of wells at period end, and thus at quarter end had not yet been recognized as well construction and completion revenue on its consolidated combined statements of operations. ARP expects to recognize this amount as revenue during the remainder of 2012.

Corporate Expenses

•

Cash general and administrative expense was $9.3 million for the first quarter 2012, a $5.1 million increase from $4.2 million for the prior year first quarter and a decrease of $0.1 million from the fourth quarter 2011. The increase from prior year first quarter was principally due to $2.7 million of reimbursements received in the prior year from a transition service agreement with Chevron Corp. Additionally, Chevron assumed the majority of Atlas’ expenses in the prior year comparable quarter, as the transaction was completed midway through that period.

•

Cash interest expense was $0.1 million for the first quarter 2012. As of March 31, 2012, ARP had $17.0 million outstanding under its revolving credit facility, which has a current borrowing base of $250 million, and had a cash position of $33.7 million.

•

ARP recognized a $7.0 million loss on asset disposal during the first quarter 2012 pertaining to its decision to terminate a farm out agreement with a third party for well drilling in the South Knox area of the New Albany Shale that was originally entered into in 2010. The farm out agreement, which was a legacy contract initiated prior to the acquisition from Chevron Corp. in February 2011, contained certain well drilling targets for ARP to maintain ownership of the South Knox processing plant, which ARP’s management decided in 2012 not to pursue due to the current natural gas price environment. As a result, ARP yielded ownership of the processing plant and recorded a loss related to the net book values of those assets as of March 31, 2012.

Hedging Summary

•

ARP entered into additional derivative contracts during the first quarter 2012 for its natural gas and oil production. ARP currently has approximately 64.7 billion cubic feet equivalents of its future production hedged through 2016. A summary of the ARP current derivative positions as of May 7, 2012 is as follows:

Natural Gas

Fixed Price Swaps
Production Period Ended December 31,	Average Fixed Price (per mcf)(a)(b)	Volumes (per mcf)(a)
2012(c)	$4.87	5,228,571
2013	$5.72	2,971,429
2014	$5.55	3,771,429
2015	$5.82	3,771,429
2016	$4.77	1,028,571

Costless Collars
Production Period Ended December 31,	Average Floor Price (per mcf)(a)(b)	Average Ceiling Price (per mcf)(a)(b)	Volumes (per mcf)(a)
2012(c)	$4.45	$5.71	3,085,714
2013	$4.78	$5.88	5,257,143
2014	$4.60	$5.54	3,657,143
2015	$4.68	$5.66	3,657,143

Put Options(d)
Production Period Ended December 31,	Average Fixed Price (per mcf)(a)(b)	Volumes (per mcf)(a)
2012(c)	$2.57	3,774,286
2013	$3.35	1,020,000

Swaptions(d)
Production Period Ended December 31,	Average Fixed Price (per mcf)(a)(b)	Volumes (per mcf)(a)
2012(c)	$2.75	4,680,000
2013	$3.45	8,040,000
2014	$3.90	6,840,000
2015	$4.15	3,000,000
2016	$4.40	2,760,000

Crude Oil

Fixed Price Swaps
Production Period Ended December 31,	Average Fixed Price (per bbl)(a)	Volumes (per bbl)(a)
2012(c)	$103.84	19,250
2013	$100.67	18,600
2014	$97.69	36,000

2015	$93.97	36,000
2016	$92.08	33,000

Costless Collars
Production Period Ended December 31,	Average Floor Price (per bbl)(a)	Average Ceiling Price (per bbl)(a)	Volumes (bbls)(a)
2012(c)	$90.00	$117.91	45,000
2013	$90.00	$116.40	60,000
2014	$84.17	$113.31	41,160
2015	$83.85	$110.65	39,000
2016	$85.00	$93.20	32,400

(a)	“Mcf” represents thousand cubic feet; “bbl” represents barrel.
(b)	Includes an estimated positive basis differential and Btu (British thermal units) adjustment.
(c)	Reflects hedges covering the last nine months of 2012.
(d)

These derivative contracts reflect the additional hedge positions which ARP entered related to its acquisition of Barnett Shale assets. Swaptions are contracts which provide ARP the option to enter into swap contracts up through May 31, 2012 for the reported natural gas volumes and prices.

*  *  *

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Resource Partners, L.P.’s first quarter 2012 results on Tuesday, May 8, 2012 at 9:00 am ET by going to the Investor Relations section of Atlas Resource’s website at www.atlasresourcepartners.com. For those unavailable to listen to the live broadcast, the replay of the webcast will be available following the live call on the Atlas Resource website and telephonically beginning at 11:00 a.m. ET on May 8, 2012 by dialing 888-286-8010, passcode: 75755395.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 64% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 11% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 8,600 producing natural gas and oil wells, representing approximately 450 Bcfe of net proved reserves, primarily in Appalachia and the Barnett Shale in Texas. ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the midcontinent region of Oklahoma, southern Kansas, and northern and western Texas, APL owns and operates seven active gas processing plants as well as approximately 9,000 miles of active intrastate gas gathering pipeline. APL also has a 20% interest in West Texas LPG Pipeline Limited Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

*  *  *

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. ARP cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, resource potential, ARP’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; changes in commodity prices; changes in the costs and results of drilling operations; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; ARP’s level of indebtedness; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in ARP’s reports filed with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and ARP assumes no obligation to update such statements, except as may be required by applicable law.

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per unit data)

	Three Months Ended
	March 31,
	2012	2011
Revenues:
Gas and oil production	$17,164	$17,626
Well construction and completion	43,719	17,725
Gathering and processing	3,314	4,499
Administration and oversight	2,831	1,361
Well services	5,006	5,286
Other, net	(933)	(53)

Total revenues	71,101	46,444

Costs and expenses:
Gas and oil production	4,505	3,921
Well construction and completion	37,695	15,021
Gathering and processing	4,674	5,734
Well services	2,430	2,360
General and administrative	11,742	4,242
Depreciation, depletion and amortization	9,108	7,701

Total costs and expenses	70,154	38,979

Operating income	947	7,465

Loss on asset disposal	(7,005)	—
Interest expense	(150)	—

Net income (loss)	$(6,208)	$7,465

Allocation of net income (loss):
Portion applicable to owner’s interest (period prior to the transfer of assets on March 5, 2012)	$250	$7,465
Portion applicable to common limited partners and general partner’s interests (period subsequent to the transfer of assets on March 5, 2012)	(6,458)	—

Net income (loss)	$(6,208)	$7,465

Allocation of net loss attributable to common limited partners and the general partner:
General partner’s interest	$(129)	$—
Common limited partners’ interest	(6,329)	—

Net loss attributable to common limited partners and the general partner	$(6,458)	$—

Net loss attributable to common limited partners per unit:
Basic	$(0.24)	$—

Diluted	$(0.24)	$—

Weighted average common limited partner units outstanding:
Basic	26,200	—

Diluted	26,200	—

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED COMBINED BALANCE SHEETS

(unaudited; in thousands)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$33,681	$54,708
Accounts receivable	21,556	53,774
Current portion of derivative asset	26,154	13,801
Prepaid expenses and other	6,614	7,677

Total current assets	88,005	129,960

Property, plant and equipment, net	521,671	520,883
Goodwill and intangible assets, net	33,238	33,285
Long-term derivative asset	20,311	16,128
Other assets, net	4,750	857

	$667,975	$701,113

LIABILITIES AND PARTNERS’ CAPITAL/EQUITY

Current liabilities:
Accounts payable	$33,291	$36,731
Liabilities associated with drilling contracts	27,998	71,719
Current portion of derivative payable to Drilling Partnerships	18,541	20,900
Accrued well drilling and completion costs	20,404	17,585
Accrued liabilities	24,312	35,952

Total current liabilities	124,546	182,887

Long-term debt	17,000	—
Long-term derivative payable to Drilling Partnerships	11,499	15,272
Asset retirement obligations and other	46,769	45,779

Commitments and contingencies

Partners’ Capital/Equity:
General partner’s interest	8,533	—
Common limited partners’ interests	418,130	—
Equity	—	427,246
Accumulated other comprehensive income	41,498	29,929

Total partners’ capital/equity	468,161	457,175

	$667,975	$701,113

ATLAS RESOURCE PARTNERS, L.P.

Financial and Operating Highlights

	Three Months Ended
	March 31,
	2012	2011

Net loss attributable to common limited partners per unit - basic	$(0.24)	$—

Distributable cash flow per unit(1)(2)	$0.14	$—

Cash distributions paid per unit(3)	$0.12	$—

Production revenues (in thousands):
Natural gas	$12,699	$13,722
Oil	2,787	2,059
Natural gas liquids	1,678	1,845

Total production revenues	$17,164	$17,626

Production volume:(4)(5)
Appalachia(6):
Natural gas (Mcfd)	31,391	29,226
Oil (Bpd)	305	262
Natural gas liquids (Bpd)	422	465

Total (Mcfed)	35,751	33,589

New Albany/Antrim:
Natural gas (Mcfd)	3,026	3,244
Oil (Bpd)	—	—
Natural gas liquids (Bpd)	—	—

Total (Mcfed)	3,026	3,244

Niobrara:
Natural gas (Mcfd)	642	185
Oil (Bpd)	—	—
Natural gas liquids (Bpd)	—	—

Total (Mcfed)	642	185

Total:
Natural gas (Mcfd)	35,060	32,655
Oil (Bpd)	305	262
Natural gas liquids (Bpd)	422	465

Total (Mcfed)	39,420	37,019

Average sales prices:(5)
Natural gas (per Mcf) (7)	$4.33	$5.46
Oil (per Bbl)(8)	$100.41	$87.39
Natural gas liquids (per Bbl)	$43.73	$44.04

Production costs:(5)(9)
Lease operating expenses per Mcfe(10)	$1.05	$0.98
Production taxes per Mcfe	0.11	0.11

Total production costs per Mcfe(10)	$1.16	$1.09

Depletion per Mcfe(5)	$2.11	$1.97

(1)	A reconciliation from net income to distributable cash flow is provided in the financial tables of this release.
(2)

For the three months ended March 31, 2012, the weighted average common limited partner units outstanding utilized for the calculation is the weighted average common limited partner units outstanding for the period subsequent to March 5,

2012, the date of the transfer of assets, to March 31, 2012. Prior to March 5, 2012, no common limited partner units were outstanding.
(3)

Represents the cash distributions declared per limited partner unit for the respective period and paid by ARP within 45 days after the end of each quarter, based upon the distributable cash flow generated during the respective quarter. The cash distribution declared of $0.12 per limited partner unit for the 1st quarter 2012 reflects a prorated cash distribution for the 27-day period from March 5, 2012, the date of transfer of the assets to ARP, to March 31, 2012.

(4)

Production quantities consist of the sum of (i) ARP’s proportionate share of production from wells in which it has a direct interest, based on ARP’s proportionate net revenue interest in such wells, and (ii) ARP’s proportionate share of production from wells owned by the investment partnerships in which ARP has an interest, based on its equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(5)

“Mcf” and “Mcfd” represent thousand cubic feet and thousand cubic feet per day; “Mcfe” and “Mcfed” represent thousand cubic feet equivalents and thousand cubic feet equivalents per day, and “Bbl” and “Bpd” represent barrels and barrels per day. Barrels are converted to Mcfe using the ratio of six Mcf’s to one barrel.

(6)	Appalachia consists of ARP’s production located in Pennsylvania, Ohio, New York, West Virginia and Tennessee.
(7)

ARP’s average sales prices for natural gas before the effects of financial hedging were $2.88 per Mcf and $4.47 per Mcf for the three months ended March 31, 2012 and 2011, respectively. These amounts exclude the impact of subordination of production revenues to investor partners within the investor partnerships. Including the effects of subordination, average natural gas sales prices were $3.98 per Mcf ($2.53 per Mcf before the effects of financial hedging) and $4.67 per Mcf ($3.68 per Mcf before the effects of financial hedging) for the three months ended March 31, 2012 and 2011, respectively.

(8)	ARP’s average sales prices for oil before the effects of financial hedging were $100.41 per barrel and $87.39 per barrel for the three months ended March 31, 2012 and 2011, respectively.
(9)

Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead. These amounts exclude the effects of ARP’s proportionate share of lease operating expenses associated with subordination of production revenue to investor partners within ARP’s investor partnerships. Including the effects of these costs, lease operating expenses per Mcfe were $0.84 per Mcfe ($0.95 per Mcfe for total production costs) and $0.69 per Mcfe ($0.80 per Mcfe for total production costs) for the three months ended March 31, 2012 and 2011, respectively.

(10)

First quarter 2011 amount was adjusted to reflect current period classification resulting from the misclassification of amounts lease operating production expenses and transportation production expenses.

ATLAS RESOURCE PARTNERS, L.P.

CAPITALIZATION INFORMATION

(unaudited; in thousands)

	March 31, 2012	December 31, 2011
Total debt	$17,000	$—
Less: Cash	(33,681)	(54,708)

Total net debt/(cash)	(16,681)	(54,708)

Partners’ capital/equity	468,161	457,175

Total capitalization	$451,480	$402,467

Ratio of net debt to capitalization	0.00x	0.00x

ATLAS RESOURCE PARTNERS, L.P.

CAPITAL EXPENDITURE DATA

(unaudited; in thousands)

	Three Months Ended
	March 31,
	2012	2011
Maintenance capital expenditures	$1,750	$1,666
Expansion capital expenditures	17,208	6,066

Total	$18,958	$7,732

ATLAS RESOURCE PARTNERS, L.P.

Financial Information

(unaudited; in thousands)

	Three Months Ended
	March 31,
	2012	2011
Adjusted EBITDA and Distributable Cash Flow Summary:
Gas and oil production margin	$12,659	$13,539
Well construction and completion margin	6,024	2,704
Administration and oversight margin	2,831	1,361
Well services margin	2,576	2,926
Gathering	(1,360)	(1,235)

Gross Margin	22,730	19,295
Cash general and administrative expenses	(9,287)	(4,242)
Other, net	18	(53)

Adjusted EBITDA(1)	13,461	15,000
Cash interest expense(2)	(58)	—
Maintenance capital expenditures	(1,750)	(1,666)

Distributable Cash Flow(1)	11,653	13,334
Distributable cash flow not attributable to common limited partners and the general partner prior to March 5, 2012 (the date of transfer of assets)(4)	(7,880)	(13,334)

Distributable Cash Flow attributable to common limited partners(1)	$3,773	$—

Distributions Paid(3)	$3,208	$—
per limited partner unit	$0.12	$—

Reconciliation of non-GAAP measures to net income (loss)(3):
Distributable cash flow attributable to common limited partners and the general partner	$3,773	$—
Distributable cash flow not attributable to common limited partners and the general partner prior to March 5, 2012 (the date of transfer of assets)(4)	7,880	13,334
Acquisition and related costs	(2,455)	—
Depreciation, depletion and amortization	(9,108)	(7,701)
Amortization of deferred finance costs	(92)	—
Maintenance capital expenditures	1,750	1,666
Loss on asset disposal	(7,005)	—
Non-cash impact of derivatives	(951)	—
Other non-cash adjustments(5)	—	166

Net income (loss)	$(6,208)	$7,465

1)

Adjusted EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of ARP believes that adjusted EBITDA and distributable cash flow provide additional information for evaluating ARP’s performance, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. Adjusted EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within ARP’s financial covenants under its credit facility. Adjusted EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

2)	Excludes non-cash amortization of deferred financing costs.
3)

Represents the cash distributions declared for the respective period and paid by ARP within 45 days after the end of each quarter, based upon the distributable cash flow generated during the respective quarter. The cash distribution declared of $0.12 per limited partner unit for the 1st quarter 2012 reflects a prorated cash distribution for the 27-day period from March 5, 2012, the date of transfer of the assets to ARP, to March 31, 2012.

4)

In accordance with prevailing accounting literature, ARP has adjusted its historical financial statements to present them combined with the historical financial results of the spin-off assets for all periods prior to its spin-off date of March 5, 2012.

5)

Includes $0.2 million of Pennsylvania impact fee for the three months ended March 31, 2011. The fee was instituted by the state of Pennsylvania subsequent to December 31, 2011 for the full year 2011. ARP allocated the fee prorata to each of the quarterly periods during 2011.